Exhibit 99.1

CiG Wireless Corp. Announces Third Quarter 2014 Results

Wellington, Florida, November 14, 2014 – CiG Wireless Corp (OTCBB: CIGW) today announced its earnings for the third quarter ended September 30, 2014. CiG Wireless Corp. (the “Company”) headquartered currently in Wellington, Florida is a growing company that operates, develops and owns wireless communication towers in the United States.

Revenue for the three months ended September 30, 2014 was approximately $1.8 million, which was an increase of approximately $0.8 million or 87% compared to the same period of the prior year. The increase was primarily attributable to revenue generated from the acquisitions completed during 2013 and 2014.

Loss from operations for the three months ended September 30, 2014 remained flat at approximately $2.1 million, as compared to the same period of the prior year due to the fact that the revenue growth achieved during the three months ended September 30, 2014 was offset by higher stock compensation and overhead expenses. In addition, depreciation, amortization and accretion expense for the three months ended September 30, 2014 increased by approximately $0.4 million, or 51% compared to the same period for the prior year. The increase in depreciation, amortization and accretion expense was primarily attributable to the acquisition of towers completed during 2013 and 2014.

Net loss for the three months ended September 30, 2014 was approximately $1.5 million compared to a net loss of approximately $5.1 million in the same period for the prior year. The decrease in net loss was the result of improved operating results due to revenue growth, the gain from the decrease in the fair value of derivatives recorded during the third quarter 2014 and the loss on modification of Class A interests recorded in the third quarter 2013 partially offset by higher stock compensation expense and higher interest expense during the third quarter 2014 in connection with the increase in our borrowings under the Credit Facility in addition to the indemnity fees incurred during the three months ended September 30, 2014.

As of September 30, 2014, the Company’s cash and cash equivalents balance was approximately $0.6 million. During the three months ended September 30, 2014, the Company paid approximately $0.7 million for the construction of antenna towers. These payments were funded through proceeds available under the credit Facility.

As of September 30, 2014, the Company owned 180 wireless communication towers and had a geographical presence in 24 states. Approximately 95% of the Company’s revenues were derived from site rental revenues of the Company’s communication towers.

About CiG Wireless Corp.

CiG Wireless Corp. (www.cigwireless.com) is a leading independent owner and operator of wireless communication infrastructures in the United States. The primary focus of the Company is leasing antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. The Company's common stock is traded publicly in the US on the OTC Bulletin Board (CIGW).

Safe Harbor Statement

This presentation contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. The Company’s actual results may vary materially from the forward-looking statements as a result of various factors and uncertainties. The Company cannot provide assurances that any projections, goals, future events and other prospective matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Various risk factors that may affect the Company’s business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update information contained in this presentation.

Contact:

Paul McGinn

Chief Executive Officer

(561) 701-8484